Exhibit 10.20

LITHIUM AMERICAS CORP.

(the “Company”)

RESTRICTED SHARE UNIT GRANT LETTER

To: [________________] (“you” or the “Awardee”)

This letter documents that you have been granted Restricted Share Units (“RSUs”), each allowing you to acquire one Share without any payment) in the following amounts and on the following terms:

Number of RSUs awarded (collectively the “Award”)	Date(s) of expiry of applicable Restricted Period(s) and Settlement Terms (Vesting)
[________________]	[________________]

[________________]	[________________]

This letter and your acceptance hereof serve as a Restricted Share Unit Grant Letter under Section 4.2 of the Company’s Equity Incentive Plan (the “Equity Incentive Plan”). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Equity Incentive Plan. You acknowledge having received, read, and understood a copy of the Equity Incentive Plan. In the event of any inconsistency between the terms of this Restricted Share Unit Grant Letter and the Equity Incentive Plan, it is hereby acknowledged that the terms of the Equity Incentive Plan shall govern.

If you are not a US Taxpayer you may elect to defer receipt of the Shares to one or more deferred dates (defined under the Equity Incentive Plan as “Deferred Payment Dates”) that is after the Restricted Period, by completing, signing and delivering an election in the form attached hereto as Schedule “A” to the Corporate Secretary at least 30 days prior to the expiry of the Restricted Period.

Subject to the terms of section 4.6 of the Equity Incentive Plan, the Awardee acknowledges and understands that in the event of Termination or Retirement as defined in the Equity Incentive Plan, as applicable, regardless of whether such Termination or Retirement is alleged to be lawful or unlawful, during a Restricted Period, the RSUs held by the Awardee shall immediately terminate and be of no further force or effect. The Awardee specifically confirms that the Awardee is hereby waiving any claim to any pro-rated Award or Award that might have vested during any notice period required under applicable laws (or damages or payments in lieu of such Awards) or as a result of additional compensation the Awardee may receive in place of that notice period. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Awardee’s right to vest in the Award under the Equity Incentive Plan, if any, will terminate effective as of the last day of the Awardee’s minimum statutory notice period, but the Awardee will not earn or be entitled to pro- rated vesting if the vesting date falls after the end of the Awardee’s statutory notice period, nor will the Awardee be entitled to any compensation for lost vesting. This section is however entirely subject to the particular terms of any written employment agreement between the Awardee and the Company (an “Awardee Employment Agreement”) which specifically provide for accelerated vesting or vesting during an extended period set out in the Awardee Employment Agreement. If the Awardee Employment Agreement does not specifically provide for such accelerated or extended vesting, the terms of this letter and the Equity Incentive Plan shall prevail.

Except pursuant to a will or by the laws of descent and distribution, no Award and no other right or interest of an Awardee is transferable or assignable.

The Awardee hereby authorizes the Company to withhold any remuneration payable to the Awardee or take any other steps necessary for the purposes of paying any taxes required to be deducted or withheld as a result of the Awardee’s participation in the Equity Incentive Plan.

Subject to the terms of the Equity Incentive Plan, the Board shall have full discretion with respect to any actions to be taken or determinations to be made in connection with the RSUs issued to the Awardee, and the determination of the Board shall be final, binding and conclusive.

This agreement supersedes all prior agreements and understandings, whether written or otherwise, between the Company and the Awardee with respect to the Awards granted except with respect to the terms and conditions set forth in any Awardee Employment Agreement as contemplated herein.

This agreement is governed by and will be construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein. For the purposes of all legal proceedings, this agreement will be deemed to have been performed in the Province of British Columbia and the courts of the Province of British Columbia will have jurisdiction to entertain any action arising under this agreement. Each of the parties attorn to the jurisdiction of the courts of the Province of British Columbia.

This agreement may be signed in counterparts, by PDF or other electronic means, each of which so executed shall be deemed to be an original document and together, shall constitute one and the same document.

You are reminded that you are prohibited from trading in the securities of the Company while in possession of material undisclosed material and during blackout periods and that all trades made by insiders are required to be filed on the System for Electronic Disclosure by Insiders (SEDI).

Dated this [____] day of [_________], 20[__].

LITHIUM AMERICAS CORP.

By:
Name:
Title:

I accept terms of this Restricted Share Unit Grant Letter and the Equity Incentive Plan.

Sign here:

SCHEDULE “A”

Restricted Share Units – Deferral Election

To:	LITHIUM AMERICAS CORP.

Lithium Americas Corp.
3260 - 666 Burrard St.
Vancouver, BC
V6C 2X8

Attention: Corporate Secretary

I, , do hereby elect to have a Deferred Payment Date of in respect of the Restricted Share Units granted to me pursuant to the Restricted Share Unit Grant Letter dated .

This election shall be irrevocable by me but may be superseded by any subsequent valid election made in accordance with the terms of the Equity Incentive Plan.

Participant Name	Date

Participant Signature	Date

Witness